SMITHFIELD FOODS, INC.
                                        EXHIBIT 11
                     COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) and the number of shares and common equivalent shares used in the computation of net income (loss) per common share were computed as follows:

                                                13 Weeks         13 Weeks
                                                  Ended            Ended
Income (loss) (in thousands)                  July 30, 1995    July 31, 1994
Net income (loss)                              $    (4,394)     $     2,370
Dividends accumulated for Series B
   preferred stock                                    (169)            (169)
Net income (loss) available to
   common stockholders                         $    (4,563)     $     2,201



Shares (in thousands)
Weighted average common shares:
   Outstanding                                      16,398          16,279
Incremental common shares for
   outstanding stock options                           488             708

      Common shares for computation                 16,886          16,987



      Net income (loss) per common share       $      (.27)     $      .13